Exhibit 99.1

News Release

For Immediate Release: September 8, 2004

Catalyst Contact: Ruta Hunter

Phone: 414-430-1440

Email: rhunter@catalystinternational.com

Agency Contact:  Peter Duckler

Phone: 312-423-4930

Email:

pduckler@hlbcomm.com

Catalyst International Closes Sale to ComVest Investment Partners

Milwaukee, WI— Catalyst International, Inc. (“Catalyst”), a global provider of customer-driven software and services that optimize the enterprise supply chain, finalized today its sale to ComVest Investment Partners (“ComVest”), an institutional investment firm, following approval by Catalyst’s shareholders on Sept 2, 2004. Catalyst will operate as a private company led by its current management team and a new Board of Directors.

“In ComVest, we found the experienced financial partner we need to support our growth and aggressive development strategy to better help our customers meet their supply chain needs,” said James B. Treleaven, Catalyst’s President and Chief Executive Officer.  “ComVest brings to Catalyst tremendous operational experience and a proven track record for execution.”

“With its legacy of technology leadership and its world-class customer base, Catalyst will provide an outstanding growth platform in the SCE space,” said Michael S. Falk, Managing Partner of ComVest. “Comvest is committed to helping Catalyst grow through both internal development and acquisitions that extend its product offerings and expand its customer base.”

“We welcome the opportunity to move forward as a well-capitalized, private company,” Treleaven concluded. “We will benefit from immediate operating efficiencies, a stronger balance sheet and strong Board leadership.”

About Catalyst

Catalyst International, Inc. delivers software and solutions that enable companies to optimize the performance of their enterprise supply chains.  Catalyst is the only resource that combines 25 years of industry leadership in warehouse and logistics software development with an in-depth understanding of ERP systems.  Catalyst has provided successful SCE solutions for customers around the world, including Boeing, Brown Forman, Maybelline, Office Max, Osram Sylvania, Panasonic, Rayovac, Subaru, and The Home Depot.  It is headquartered in Milwaukee, WI and has offices or representatives in the UK, Italy, Mexico and South America.  For more information, call toll-free 800-236-4600 or visit www.catalystinternational.com

About ComVest

ComVest Investment Partners is an institutional investment firm that currently manages over $850 million of assets through various funds, entities, and investment partnerships.  Originally established in 1988, the firm typically invests in micro-cap and private companies that operate in the information technology, healthcare and telecommunication industries.  For more information on ComVest Investment Partners please visit www.comvest.com.

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